Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement No. 333-196288 (Form S-11) and related Prospectus of Brixmor Property Group Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated March 12, 2014 (except Note 3 as to which the date is May 27, 2014), with respect to the consolidated financial statements of Brixmor Property Group Inc. included in its Current Report (Form 8-K) filed on May 27, 2014 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 16, 2014